MIMBRES VALLEY FARMERS ASSOCIATION, INC.

d.b.a. FARMERS, INC.
FINANCIAL STATEMENTS
AS OF JUNE 30, 1996
TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Report of Independent Public Accountants


To the Shareholders and Board
  of Directors of Mimbres Valley
  Farmers Association, Inc.
  d.b.a. Farmers, Inc.:

We have audited the accompanying balance sheet of Mimbres Valley Farmers Association, Inc. d.b.a. Farmers, Inc. (a New Mexico corporation) as of June 30, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mimbres Valley Farmers Association, Inc. d.b.a. Farmers, Inc. as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. As explained in Note 1 to the financial statements, Mimbres Valley Farmers Association, Inc. d.b.a. Farmers, Inc. changed its method of reporting cash flows from operating activities from the direct method to the indirect method during 1996.

Albuquerque, New Mexico
   September 27, 1996